KPMG LLP	Telephone (604) 691-3000
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Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Great Panther Silver Limited

We consent to the use of our reports, both dated March 10, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

October 14, 2014
Vancouver, Canada

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